Exhibit 5.2

April 13, 2022

Kintara Therapeutics, Inc.

9920 Pacific Heights Blvd., Suite 150

San Diego, CA 92121

Re:	Kintara Therapeutics, Inc. Registered Direct Offering

Ladies and Gentlemen:

We have acted as counsel to Kintara Therapeutics, Inc., a Nevada corporation (the “Company”) in connection with the sale and issuance of up to 16,226,416 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” and such shares, the “Shares”) and Warrants (the “Investor Warrants”) to purchase up to an aggregate of 16,226,416 shares of Common Stock (the “Investor Warrant Shares”), being issued to the Purchasers (as defined below), along with Placement Agent Warrants (the “Placement Agent Warrants” and, together with the Investor Warrants, the “Warrants”) to purchase up to 811,321 shares of Common Stock (the “Placement Agent Warrant Shares” and, together with the Investor Warrant Shares, the “Warrant Shares”) being issued to A.G.P./Alliance Global Partners (the “Placement Agent”) or its designees, pursuant to the Registration Statement on Form S-3 (File No. 333-254662) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, together with a base prospectus dated April 1, 2021 included in the Form S-3 (the “Base Prospectus”) and a final prospectus supplement dated April 12, 2022 filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares and Warrants are to be sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and each purchaser signatory thereto (each, a “Purchaser” and collectively, the “Purchasers”). We have been requested by the Company to render this opinion in connection with the filing of the Form 8-K with respect to the sale and issuance by the Company of the Shares, the Warrants and the Warrant Shares (the “Form 8-K”).

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Shares, the Warrants and the Warrant Shares, we have reviewed the Registration Statement, Prospectus and the respective exhibits thereto. We have also reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that, as set forth in a separate opinion delivered to the Company on the date hereof by Fennemore Craig, P.C., special Nevada counsel to the Company, the Warrants have been duly authorized; and (v) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) when the Warrants are duly executed and delivered by the Company and paid for by the Purchasers pursuant to the Purchase Agreement, such Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles and (ii) when the Placement Agent Warrants are duly executed and delivered by the Company and issued to the Placement Agent or its designees, such Placement Agent Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

The opinion set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

Our opinion is limited to the laws of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. We advise you that matters of Nevada law are covered in the opinion of Fennemore Craig, P.C., special Nevada counsel for the Company, in Exhibit 5.1 to the Form 8-K.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Form 8-K and to the references to our firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LOWENSTEIN SANDLER LLP